Exhibit 99.1

OnDeck Reports First Quarter 2015 Financial Results

Achieves Record Gross Revenue of $56.5 million and Record Origination Volume of $416 million

New York, NY – May 4, 2015 – (BUSINESS WIRE) – OnDeck® (NYSE:ONDK), a leading platform for small business lending, today announced financial results for its first quarter ended March 31, 2015.

Financial Highlights

•	Gross revenue was a record $56.5 million for the quarter, up 98% from the prior year period.

•	Adjusted EBITDA* was a loss of $1.8 million for the quarter, compared to a loss of $5.8 million in the prior year period.

•	Adjusted Net Loss* improved to a loss of $3.3 million for the quarter, compared to a loss of $6.9 million in the prior year period.

•	GAAP net loss was $5.3 million for the quarter, compared to a net loss of $13.7 million in the prior year period.

Key Business Highlights

•	Origination volume increased to a record $416 million for the quarter, reflecting growth of 83% over the prior year period.

•	OnDeck continued to expand its strategic partner channel, including a new partnership with Angie’s List and an expanded alliance with Prosper.

•	OnDeck Marketplace®, OnDeck’s institutional investor loan purchase platform, grew to 24% of term loan originations during the first quarter of 2015, up from 18% in the fourth quarter of 2014.

•	OnDeck expanded its product offering in Canada and established OnDeck Australia.

“2015 is off to a great start with many significant achievements,” said Noah Breslow, chief executive officer, OnDeck. “Not only did OnDeck continue to deepen our market penetration with an expanded product offering in Canada, but we also announced notable strategic partnerships and the company’s expansion into Australia. These milestones reflect our commitment to continual innovation and solidify our position as a market leader.”

“OnDeck delivered another strong financial performance amid a period of investment,” said Howard Katzenberg, chief financial officer, OnDeck. “We generated record originations volume and record gross revenue, while also maintaining the credit quality of our portfolio and passing along savings to our customers in the form of lower average APRs.”

Review of Financial Results for the First Quarter of 2015

Originations grew to $416 million during the first quarter of 2015, up 83% from the comparable prior year period. Originations growth reflected strength in all three distribution channels, particularly in the direct and strategic partner channels.

Gross revenue increased to $56.5 million during the first quarter of 2015, up 98% from the comparable prior year period. The increase in gross revenue was primarily due to growth in originations as well as increased volume sold through the OnDeck Marketplace during the first quarter of 2015 compared to the prior year period. The effective interest yield for the first quarter of 2015 was 36.7%, down from 41.2% in the comparable prior year period, reflecting the continued mix shift to lower cost distribution channels, an increase in average term length over the period and OnDeck’s continuing efforts to lower pricing for customers as it achieves cost efficiencies. Reflecting these trends, the average APR of loans originated in the first quarter was 49.3%, a decline from 59.9% in the prior year period.

Net revenue increased to $28.3 million during the first quarter of 2015, up 286% from the comparable prior year period. Net revenue margin increased to 50.1% during the first quarter of 2015 from 25.7% in the prior year period, principally due to a lower Cost of Funds Rate and a lower Provision Rate.

The Cost of Funds Rate during the first quarter of 2015 declined to 5.1% of Average Funding Debt Outstanding, down from 9.3% in the comparable prior year period. The improvement was primarily the result of the company’s continued shift to lower-cost funding sources, including the company’s securitization that closed in the second quarter of 2014.

Provision for loan losses during the first quarter of 2015 increased to $23.1 million, up from $16.6 million during the year ago period, primarily as a result of the growth in originations. The Provision Rate in the first quarter of 2015 was 7.2%, compared to 8.4% in the comparable prior year period.

Operating expenses were $33.5 million during the first quarter of 2015, up 135% over the comparable prior year period as OnDeck increased investment in direct marketing, expanded its technology and analytics teams to support growth and incurred additional general and administrative expenses related to operating as a public company. Operating expense as a percent of gross revenue for the first quarter of 2015 was 59.4%, up from 50.0% during the year ago period, reflecting these investments.

Adjusted EBITDA was a loss of $1.8 million in the quarter, an improvement from a loss of $5.8 million in the comparable prior year period.

Adjusted Net Loss improved to a loss of $3.3 million, or $0.05 per basic share, for the quarter versus a loss of $6.9 million, or $1.46 per basic share, in the comparable prior year period.

OnDeck had a GAAP net loss of $5.3 million, or $0.08 per basic share, for the quarter which compares to a GAAP net loss of $13.7 million, or $3.47 per basic share, in the comparable prior year period.

Guidance for Second Quarter 2015 and Full Year 2015

OnDeck provided the following guidance for the three months ending June 30, 2015 and year ending December 31, 2015.

Second Quarter 2015

•	Gross revenue between $58 million and $60 million

•	Adjusted EBITDA between a loss of $3 million and a loss of $4 million

Full Year 2015

•	Gross revenue between $257 million and $261 million

•	Adjusted EBITDA between a loss of $6 million and a loss of $8 million, driven by the impact of expansion to Australia and continued growth investments.

Conference Call

OnDeck will host a conference call to discuss first quarter 2015 financial results on May 4, 2015 at 5:00 PM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Howard Katzenberg, Chief Financial Officer. The conference call can be accessed toll free by dialing (877) 201-0168 for calls within the U.S., or by dialing (647) 788-4901 for international calls. The conference ID is 23530259. A live webcast of the call will also be available at https://investors.ondeck.com under the Press & Events menu.

About OnDeck

OnDeck (NYSE: ONDK), a leading platform for small business loans, is committed to increasing Main Street’s access to capital. OnDeck uses advanced lending technology and analytics to assess creditworthiness based on actual operating performance and not solely on personal credit. The OnDeck Score®, the company’s proprietary small business credit scoring system, evaluates thousands of data points to deliver a credit decision rapidly and accurately. Small businesses can apply for a line of credit or term loan online in minutes, get a decision immediately and receive funds in as fast as the same day. OnDeck also partners with small business service providers, enabling them to connect their customers to OnDeck financing. OnDeck’s diversified loan funding strategy enables the company to fund small business loans from various credit facilities, securitization and the OnDeck Marketplace®, a platform that enables institutional investors to purchase small business loans originated by OnDeck.

Since 2007, OnDeck has deployed more than $2 billion to more than 700 different industries in all 50 U.S. states, and also makes small business loans in Canada. The company has an A+ rating with the Better Business Bureau and operates the website BusinessLoans.com which provides credit education and information about small business financing. On December 17, 2014, OnDeck started trading on the New York Stock Exchange under the ticker ONDK.

For more information, please visit www.ondeck.com and follow OnDeck on Twitter @OnDeckCapital.

*About Non-GAAP Financial Measures

This press release and its attachments include Adjusted EBITDA and Adjusted Net Loss, which are financial measures not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “will,” “enables,” “expects,” “allows,” “continues,” “believes,” “anticipates,” “estimates” or similar expressions. These include statements regarding guidance on gross revenue and Adjusted EBITDA for the second quarter and full year 2015. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Factors that could cause or contribute to actual results to differing from our forward-looking statements include risks relating to: our ability to attract potential customers to our platform; the degree to which potential customers apply, are approved and actually borrow from us; our future financial performance, including our expectations regarding our revenue, cost of revenue, gross profit or gross margin, operating expenses, ability to generate cash flow, and ability to achieve, and maintain, future profitability; anticipated trends, growth rates and challenges in our business and in the markets in which we operate; the ability of our customers to repay loans; our continuing efforts to implement certain additional compliance measures related to our funding advisor channel and their potential impact; changes in product distribution channel mix; our ability to anticipate market needs and develop new and enhanced products and services to meet those needs; interest rates and origination fees on loans; maintaining and expanding our customer base; the impact of competition in our industry and innovation by our competitors; our anticipated growth and growth strategies, including through the possible introduction of new products and the possible expansion in existing or new international markets, and our ability to effectively manage that growth and our expenses; our ability to sell our products and expand; our reputation and possible adverse publicity about us or our industry; the availability and cost of our funding; our failure to anticipate or adapt to future changes in our industry; our ability to hire and retain necessary qualified employees to expand our operations; the impact of any failure of our solutions; our reliance on our third-party service providers; the evolution of technology affecting our products, services and markets; our compliance with applicable local, state and federal laws, rules and regulations and their application and interpretation, whether existing, modified or new; our ability to adequately protect our intellectual property; the effect of litigation or other disputes to which we are or may be a party; the increased expenses and administrative workload associated with being a public company; failure to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud; our liquidity and working capital requirements; the estimates and estimate methodologies used in preparing our consolidated financial statements; the future trading prices of our common stock, the impact of securities analysts’ reports and shares eligible for future sale on these prices; and our ability to prevent or discover security breaks, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of the platform or adversely impact our ability to service the loans; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2014 and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission’s website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Relations Contact:

Kathryn Harmon

OnDeck

929-237-7861

kharmon@ondeck.com

Media Relations Contact:

Jonathan Cutler

JCUTLER Media Group

323-969-9904

jc@jcmg.com

OnDeck, the OnDeck logo, OnDeck Score and OnDeck Marketplace are trademarks of On Deck Capital, Inc.

On Deck Capital, Inc.

Unaudited Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$168,202	$220,433
Restricted cash	26,052	29,448
Loans	556,421	504,107
Less: Allowance for loan losses	(56,795)	(49,804)

Loans, net of allowance for loan losses	499,626	454,303
Loans held for sale	2,697	1,523
Deferred debt issuance costs	4,693	5,374
Property, equipment and software, net	15,386	13,929
Other assets	9,105	4,622

Total assets	$725,761	$729,632

Liabilities and stockholders’ equity
Liabilities:
Accounts payable	4,932	4,360
Interest payable	781	819
Funding debt	398,390	387,928
Corporate debt	—	12,000
Accrued expenses and other liabilities	14,790	13,920

Total liabilities	418,893	419,027

Stockholders’ equity:
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 69,401,170 and 69,031,719 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	362	360
Treasury stock—at cost	(5,842)	(5,656)
Additional paid-in capital	444,759	442,969
Accumulated deficit	(132,411)	(127,068)

Total stockholders’ equity	306,868	310,605

Total liabilities and stockholders’ equity	$725,761	$729,632

On Deck Capital, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
Revenue:
Interest income	$48,699	$26,348
Gain on sales of loans	6,679	1,343
Other revenue	1,080	871

Gross revenue	56,458	28,562

Cost of revenue:
Provision for loan losses	23,101	16,579
Funding costs	5,045	4,640

Total cost of revenue	28,146	21,219

Net revenue	28,312	7,343

Operating expense:
Sales and marketing	12,675	6,361
Technology and analytics	8,587	2,909
Processing and servicing	2,703	1,609
General and administrative	9,584	3,392

Total operating expense	33,549	14,271

Loss from operations	(5,237)	(6,928)

Other expense:
Interest expense	(106)	(157)

Warrant liability fair value adjustment	—	(6,632)

Total other expense	(106)	(6,789)

Loss before provision for income taxes	(5,343)	(13,717)

Provision for income taxes	—	—

Net loss	(5,343)	(13,717)
Accretion of dividends on redeemable convertible preferred stock	—	(2,604)

Net loss attributable to common stockholders	(5,343)	(16,321)

Net loss per common share – basic and diluted	$(0.08)	$(3.47)

Weighted-average common shares outstanding	69,249,462	4,707,867

Supplemental Information

Key Performance Metrics

(in thousands, except percentage data)

	Three Months Ended March 31,
	2015	2014
Originations[1]	$415,977	$227,350
Unpaid Principal Balance[2]	542,908	280,117
Average Loans[3]	530,264	256,044
Loans Under Management[4]	675,426	319,510
Effective Interest Yield[5]	36.7%	41.2%
Average Funding Debt Outstanding[6]	393,159	199,545
Cost of Funds Rate[7]	5.1%	9.3%
Provision Rate[8]	7.2%	8.4%
Reserve Ratio[9]	10.5%	9.9%
15+ Day Delinquency Ratio[10]	8.4%	7.2%

	Three Months Ended March 31,
	2015	2014
Activity in Loan Balances
Unpaid principal balance beginning of period	$490,563	$215,965
+ Total originations	415,977	227,350
- Originations of loans held for sale	(93,926)	(31,011)
- Net charge-offs	(16,110)	(8,300)
- Principal paid down*	(253,596)	(123,887)

Unpaid principal balance end of period	$542,908	$280,117

+ Net deferred origination costs	13,513	9,449
Loans	556,421	289,566
- Allowance for loan losses	(56,795)	(27,722)

Loans, net allowance for loan losses	$499,626	$261,844

*	Includes unpaid principal balance of term loans rolled into new originations of $59,488 and $28,712 in the three months ended March 31, 2015 and 2014, respectively.

	Three Months Ended March 31,
	2015	2014
Activity in the Allowance for Loan Losses
Allowance for loan losses beginning of period	$49,804	$19,443
+ Provision for loan losses**	23,101	16,579
- Net charge-offs	(16,110)	(8,300)

Allowance for loan losses end of period	$56,795	$27,722

**	Excludes provision for unfunded loan commitments of $438 and $32 in the three months ended March 31, 2015 and 2014, respectively. The provision for unfunded loan commitments is included in general and administrative expense.

Supplemental Information

Non-GAAP Reconciliation11

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
Net loss	$(5,343)	$(13,717)
Interest expense	106	157
Income tax expense	—	—
Depreciation and amortization	1,378	878
Stock-based compensation	2,042	233
Warrant liability fair value adjustment	—	6,632

Adjusted EBITDA[12]	$(1,817)	$(5,817)

	Three Months Ended March 31,
	2015	2014
Net loss	$(5,343)	$(13,717)
Stock-based compensation expense	2,042	233
Warrant liability fair value adjustment	—	6,632

Adjusted Net Loss[13]	$(3,301)	$(6,852)

Adjusted EPS[14]	$(0.05)	$(1.46)

Weighted-average common shares outstanding	69,249,462	4,707,867

	Three Months Ended March 31,
	2015	2014
Stock-based Compensation
Sales and marketing	$575	$46
Technology and analytics	436	49
Processing and servicing	147	19
General and administrative	884	119

Total stock-based compensation	$2,042	$233

Notes:

[1]	Originations represent the total principal amount of the term loans we made during the period, plus the total amount drawn on lines of credit during the period. Many of our repeat customers renew their loans before their existing loan is fully repaid. In accordance with industry practice, originations of such repeat loans are calculated as the full renewal loan principal, rather than the net funded amount, which is the renewal loan’s principal net of the unpaid principal balance on the existing loan. Loans referred to, and funded by, our issuing bank partner and later purchased by us are included as part of our originations.
[2]	Unpaid Principal Balance represents the total amount of principal outstanding for term loans held for investment and amounts outstanding under lines of credit at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.
[3]	Average Loans for the period is the simple average of Total Loans outstanding as of the beginning of the period and as of the end of each quarter in the period. Total Loans represents the Unpaid Principal Balance, plus net deferred origination fees and costs.
[4]	Loans Under Management represents the Unpaid Principal Balance plus the amount of principal outstanding for loans held for sale, excluding net deferred origination costs, plus the amount of principal outstanding of term loans we serviced for others at the end of the period.
[5]	Effective Interest Yield is the rate of return we achieve on loans outstanding during a period, which is our annualized interest income divided by Average Loans. Net deferred origination costs in Total Loans consist of deferred origination fees and costs. Deferred origination fees include fees paid up front to us by customers when loans are funded and decrease the carrying value of loans, thereby increasing the Effective Interest Yield earned. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination and increase the carrying value of loans, thereby decreasing the Effective Interest Yield earned.
[6]	Funding debt outstanding is the debt that we incur to support our lending activities and does not include our corporate debt. Average Funding Debt Outstanding for the period is the simple average of the funding debt outstanding as of the beginning of the period and as of the end of each quarter in the period.
[7]	Cost of Funds Rate is our funding cost, which is the interest expense, fees, and amortization of deferred issuance costs we incur in connection with our lending activities across all of our debt facilities, divided by the Average Funding Debt Outstanding, then annualized.
[8]	Provision Rate equals the provision for loan losses divided by the new originations volume of loans held for investment in a period. Because we reserve for probable credit losses inherent in the portfolio upon origination, this rate is significantly impacted by the period’s originations volume. This rate may also be impacted by changes in loss expectations for loans originated prior to the commencement of the period.
[9]	Reserve Ratio is our allowance for loan losses as of the end of the period divided by the Unpaid Principal Balance as of the end of the period.
[10]	15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our loans that are 15 or more calendar days past due as of the end of the period as a percentage of the Unpaid Principal Balance for such period. The Unpaid Principal Balance for our loans that are 15 or more calendar days past due includes loans that are paying and non-paying. The majority of our loans require daily repayments, excluding weekends and holidays, and therefore may be deemed delinquent more quickly than loans from traditional lenders that require only monthly payments. 15+ Day Delinquency Ratio is not annualized, but reflects balances as of the end of the period.
[11]	Due to the uncertainty regarding and variability of certain items that will affect our expected GAAP net loss for the second quarter of 2015 and full year 2015, such as stock-based compensation, warrant revaluation and other items, we are currently unable to provide a reasonable estimate of our GAAP net loss for these future periods or a corresponding reconciliation to GAAP net loss. Our GAAP net loss for these future periods will be less favorable than our Adjusted EBITDA for these periods.
[12]	Adjusted EBITDA represents our net income (loss), adjusted to exclude interest expense associated with debt used for corporate purposes (rather than funding costs associated with lending activities), income tax expense, depreciation and amortization, stock-based compensation expense and warrant liability fair value adjustment. EBITDA is impacted by changes from period to period in the fair value of the liability related to preferred stock warrants. Management believes that adjusting EBITDA to eliminate the impact of the changes in fair value of these warrants is useful to analyze the operating performance of the business, unaffected by changes in the fair value of preferred stock warrants which are not relevant to the ongoing operations of the business. All such preferred stock warrants converted to common stock warrants upon initial our initial public offering in December 2014.
[13]	Adjusted Net Loss represents our net income (loss) adjusted to exclude stock-based compensation expense and warrant liability fair value adjustment, each on the same basis and with the same limitations as described above for Adjusted EBITDA.
[14]	Adjusted EPS represents our net income (loss) adjusted to exclude stock-based compensation expense and warrant liability fair value adjustment, each on the same basis and with the same limitations as described above for Adjusted EBITDA, divided by the weighted average common shares outstanding during the period. Adjusted EPS does not include the impact of accretion of dividends on redeemable convertible preferred stock or Series A and B preferred stock redemptions. All such preferred stock converted to common stock upon our initial public offering in December 2014.